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                                                                     EXHIBIT 8.1

                         [GIANCARLO & GNAZZO LETTERHEAD]




                                          September 9, 1996




Redwood Trust, Inc.
591 Redwood Highway
Suite 3100
Mill Valley, CA 94941


                  Re:      Redwood Trust, Inc. Shelf Registration


Dear Ladies and Gentlemen:

         You have requested our opinion in connection with the Form S-3 Shelf Registration Statement, dated September 9, 1996 (the "Registration Statement") being filed by Redwood Trust, Inc. (the "Company") with respect to an aggregate $200,000,000.00 worth of the following securities which the Company may issue and sell from time to time: (i) shares of its common stock, par value of $0.01 per share (the "Common Stock"); (ii) shares of its preferred stock, in one or more classes or series (the "Preferred Stock"); (iii) warrants to purchase shares of Common Stock or Preferred Stock; (iv) rights to purchase shares of Common Stock or Preferred Stock issued to shareholders; and (v) any combination of the foregoing, either individually or as units consisting of one or more of the foregoing (collectively, the "Securities").

         In connection with the Registration Statement, we have acted as your special tax counsel and have assisted in the preparation of the tax summary for such Registration Statement. In formulating our opinions, we have reviewed (i) the Registration Statement, (ii) the Articles of Incorporation of the Company, as amended and supplemented to date, (iii) the Bylaws, as amended, of the Company, and (iv) such resolutions, certificates, records, and other documents provided by the Company as we have deemed necessary or appropriate as a basis for the opinions set forth below. In addition, the Company has provided us with a certificate (the "Officer's Certificate"), executed by a duly appointed and knowledgeable officer of the Company, and upon which we have relied, setting forth certain representations relating to various factual and other matters including the prior, current and future methods of operation of the Company. We have also relied upon the opinion of Piper & Marbury, L.L.P., dated on or about September 9, 1996, with respect to certain matters of Maryland law.
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Redwood Trust, Inc.
September 9, 1996
Page 2

         In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or other copies, and the authenticity of the originals of such copies.

         In rendering our opinions, we have assumed that the transactions described in or contemplated by the foregoing documents have been or will be consummated in accordance with such operative documents, and that such documents accurately reflect the material facts of such transactions. In addition, our opinions are based on the correctness of the following specific assumptions: (i) the Company has been and will continue to be organized and operated in the manner described in the Officer's Certificate, the Registration Statement, and the other relevant documents referred to above; and (ii) there have been no changes in the applicable laws of the State of Maryland, the Internal Revenue Code of 1986, as amended (the "Code"), the regulations promulgated thereunder by the Treasury Department (the "Treasury Regulations"), and the interpretations of the Code and the Treasury Regulations by the courts and the Internal Revenue Service, all as they exist on the date of this letter. With respect to these assumptions, it should be noted that (x) in the case of the former assumption, the representations set forth in the Officer's Certificate are highly factual in nature and reflect an intention with respect to the future conduct of the business of the Company which may not be achievable if there are future changes in the circumstances of the Company and (y) in the case of the latter assumption, statutes, regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. Any material change that is made after the date hereof in any of the foregoing bases for our opinions could adversely affect our conclusions.

         Based on the foregoing, we are of the opinion that the Company has been organized and operated in conformity with the requirements for qualification as a "real estate investment trust" under the Code since the commencement of its operations on August 19, 1994 through June 30, 1996, the date of the most recent unaudited financials statements of the Company reviewed by us, and the Company's current and contemplated methods of operation, as described in the Registration Statement and as represented by the Company, will enable it to continue to so qualify.

         Other than as expressly stated above, we express no opinion on any issue relating to the Company or to any investment therein or under any law other than the Federal income tax laws.

         We are furnishing this opinion to you solely in connection with the filing of the Registration Statement and it is not to be relied upon, used, circulated, quoted or otherwise referred to for any other purpose without our express written permission.
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Redwood Trust, Inc.
September 9, 1996
Page 3

         We consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to Giancarlo & Gnazzo, A Professional Corporation under the caption "Certain Federal Income Tax Considerations" in the Prospectus included in the Registration Statement.


                                        Very truly yours,


                                        /s/ Giancarlo & Gnazzo,
                                            ---------------------------
                                            A Professional Corporation